Exhibit 10.29

Delivery Date: June 6, 2019
Updated Draft: Reflects immaterial changes made on June 11, 2019 Laura Hamill

Re:    Severance and General Release Agreement Dear Laura:
This Severance and General Release Agreement (this “Severance Agreement”), which provides for a Supplemental Release (together with the general release herein, the “Releases,” and this Severance Agreement and the Supplemental Release together shall be referred to as the “Agreement”) confirms your separation of employment with Gilead Sciences, Inc. (the “Company”), as well as the benefits the Company will provide to you in exchange for your consent to be bound by the terms of this Agreement and execution of the Releases under and in accordance with the terms of your letter agreement with the Company dated August 8, 2018 (the “Letter Agreement”), your equity award agreements with the Company (the “Award Agreements”), and the Gilead Sciences, Inc. Severance Plan (the “Plan”). If you agree to the terms of this Agreement, please sign the last page prior to the expiration date set forth below.

Regardless of whether or not you accept this Agreement, you will receive all earned but unpaid compensation in your final paycheck. In addition, per the terms of the Letter Agreement, you will receive a lump sum cash payment of the final installment of your sign-on bonus in the gross amount of $1,500,000, less applicable withholdings and standard deductions, which will be paid within the thirty (30)-day period following the Separation Date (as defined below) and will be included on an applicable W-2 Form issued by the Company.

SEVERANCE AND GENERAL RELEASE AGREEMENT
In exchange for the terms, conditions and releases set forth below, you and the Company agree as follows:

1.Employment Separation. Your employment relationship with the Company will terminate effective July 1, 2019 (your “Separation Date”). After the Separation Date, you will not perform any further job duties for the Company or render services to the Company in any other capacity. For the avoidance of doubt, your termination of employment is a termination by the Company without “Cause,” including for purposes of the Letter Agreement and the Award Agreements.

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2.Severance Pay Benefits. If you (i) sign, timely deliver, and do not revoke this Severance Agreement as described in Paragraph 21 and (ii) sign and timely deliver the Supplemental Release in the form set forth as Attachment A hereto (the “Supplemental Release”) on the Separation Date and do not subsequently revoke the Supplemental Release within the time period set forth therein, the Company will, following the Effective Date (as defined in the Supplemental Release), provide you with the following benefits (collectively, the “Severance Pay Benefit”), subject to the terms and conditions contained in this Agreement, the Award Agreements, and the Plan:

(a)    Cash payments in the total gross amount of $1,447,500, less all applicable withholdings and standard deductions (the “Severance Payment”). The Severance Payment represents the equivalent of eighteen (18) months of your current base salary. The Severance Payment will be paid in a series of successive equal periodic installments over eighteen months. The first such installment will be paid, in accordance with the Plan, within the sixty (60)-day period following the Effective Date. Each subsequent installment will be paid on a successive basis thereafter on each regularly-scheduled pay date for the Company’s salaried employees. The Severance Payment amount will be included on applicable W-2 Forms issued by the Company.

(b)    A lump sum cash payment in the gross amount of $1,7500,000, less all applicable withholdings and standard deductions (the “Lump Sum Incentive Payment”), which reflects your forfeiture of a 2019 annual bonus opportunity, ineligibility to receive a bonus-based payment under the Severance Plan, and forfeiture of 2019 equity awards. The Lump Sum Incentive Payment will be paid within the sixty (60)-day period following the Effective Date. The Lump Sum Incentive Payment will be included on an applicable W-2 Form issued by the Company.

(c)    A lump sum cash payment in the gross amount of $45,076.86, less all applicable withholdings and standard deductions, which is intended to partially offset costs of your health care continuation coverage as if you were electing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for eighteen (18) months (the “Lump Sum Health Care Payment”). Please note that if you are not a participant in the Company’s group health care plan as of your Separation Date, you will not be eligible for the Lump Sum Health Care Payment. The Lump Sum Health Care Payment, if applicable, will be paid within the sixty (60)-day period following the Effective Date. The Lump Sum Health Care Payment amount will be included on an applicable W-2 Form issued by the Company.

(d)    A lump sum cash payment in the gross amount of $10,000, less all applicable withholdings and standard deductions, which is intended to partially offset costs of professional outplacement services (the “Lump Sum Outplacement Services Payment”). The Lump Sum Outplacement Services Payment is paid in lieu of and in satisfaction of the outplacement services provided for under the Plan and will paid within the sixty (60)-day period following the Effective Date. The Lump Sum Outplacement Services Payment amount will be included on an applicable W-2 Form issued by the Company.

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(e)    Accelerated vesting, as of the Separation Date, of the 87,680 unvested stock options subject to your October 7, 2018 grant of stock options per the terms of the Letter Agreement and the applicable Award Agreement. In addition, notwithstanding the terms of the Award Agreement applicable to such stock options, such vested options shall remain exercisable for a period of twelve (12) months following the Separation Date.

(f)    Accelerated vesting, as of the Separation Date, of the 32,795 shares subject to your October 7, 2018 grant of time-based restricted stock units per the terms of the applicable Award Agreement.

(g)    Accelerated vesting, as of the Separation Date, of the 42,630 shares subject to your October 7, 2018 grant of performance-based restricted stock units, without regard to your level of attainment of applicable performance objectives, per the terms of the applicable Award Agreement.

(h)    Reimbursement or direct payment of your reasonable relocation expenses to return to southern California, including movement of your household goods and fees to break your automobile lease as well as any expenses that may be assessed against you in connection with the northern California house lease that was maintained for you by the Company. Such payments will be subject to any applicable withholdings and deductions.

(i)    Your Severance Payment and Lump Sum Health Care Payment are subject to reduction as authorized under the Plan, including but not limited as per Section IV(b)(ii) of the Plan. Similarly, your eligibility to receive a Severance Pay Benefit is subject to disqualification as authorized under the Plan, including but not limited as per Section IV(a) of the Plan. In the event you are receiving short- term sick leave benefits on your Separation Date, then (1) as a condition of receiving the Severance Payment and Lump Sum Health Care Payment, you must execute and deliver to the Company within thirty (30) days of your Separation Date a written waiver of any short-term sick leave benefits that might otherwise be payable after termination of your employment with the Company, as required under Section IV(a)(ii)(3) of the Plan, and
(2) notwithstanding anything to the contrary set forth in this Agreement, your Severance Payment and Lump Sum Health Care Payment will not be provided unless and until you timely deliver the written waiver and the thirty (30) day maximum waiver delivery period has expired.

(j)    Notwithstanding any provision to the contrary, no Severance Pay Benefit (or component thereof) that is deemed to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall commence until the earlier of (i) the first day of the seventh (7th) month following the Separation Date or (ii) the date of your death, if you are deemed at the Separation Date to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 2(j), whether they were otherwise payable in installments or a lump sum, shall be paid to you in a lump sum, and

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any remaining Severance Pay Benefit shall be paid in accordance with the schedule described above.

3.Repayment Obligations. Without regard to the Lump Sum Incentive Payment, in the event you receive other payments under this Severance Agreement in excess of the Severance Pay Benefit to which you are entitled under the Letter Agreement, the Plan and the Award Agreements, including in consideration for authorized reductions and/or eligibility disqualifications under the Plan, you agree to repay the applicable excess amounts to the Company if requested to do so by the Company within sixty (60) days following your notifying the Company of your receipt of the excess amounts.

4.Cessation of Company Benefits. Except as expressly provided otherwise herein, your eligibility to participate in the Company’s employee benefit plans and programs, such as the Company’s 401K plan, short and long term disability insurance, life insurance, vesting in stock options, performance shares or restricted stock unit awards, the employee stock purchase plan, and vacation vesting, is governed by the terms of applicable award agreements, benefits plans and programs, and will cease in accordance with those terms. If you participate in the Company’s group health insurance, your health insurance benefits will cease on the last day of the month in which your Separation Date falls, subject to your right to continue health insurance for you and any eligible dependents under COBRA or other applicable law should you be eligible to and make a timely election to do so. All of your other benefits will end on your Separation Date.

5.Entire Consideration. You agree and acknowledge that the Severance Pay Benefit constitutes benefits that you would not otherwise be entitled to receive, now or in the future, and constitutes valuable consideration for the promises set forth in this Agreement. You agree that the Severance Pay Benefit will constitute the entire amount of monetary consideration provided to you under this Agreement, that you do not have any unused vacation time for which you are entitled to payment, and that you will not seek from the Company or the Releasees (as defined below) any further compensation or other consideration for any other claimed obligation, entitlement, damage, cost, or attorneys’ fees in connection with the matters encompassed by this Agreement.

6.Release of Claims. The Company represents that as of the date hereof, the Company is not aware of any claims that it has against you. In consideration of the promises and commitments undertaken herein by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you release, discharge, and covenant not to sue the Company, including its parents, subsidiaries, affiliates, partners, trustees, members, owners, labor contractors, staffing agencies, and related companies, and all of its and their respective past and present employees, directors, officers, shareholders, attorneys, representatives, insurers, agents, successors, predecessors and assignees, (individually and collectively the “Releasees”) with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), and each of them,

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whether known or unknown, from the beginning of time up to and including the date you sign this Severance Agreement. The parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically by way of description, but not by way of limitation, any and all claims:

(a)    arising out of or in any way related to your employment with the Company or any Releasee, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1973, the Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, the Pregnancy Disability Leave law, the Family and Medical Leave Act, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the Employee Retirement Income Security Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, the Health Insurance Portability and Accountability Act of 1996, the National Labor Relations Act of 1935, the Fair Labor Standards Act, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission, the California Business and Professionals Code, and any similar laws or regulations of any state, local, or federal governmental entity;

(b)    arising out of or in any way related to any federal, state, or local law prohibiting bullying, harassment, retaliation, wrongful termination, or discrimination on any basis, including on the basis of age, sex, gender, race, color, religion, disability, medical condition, genetic information, pregnancy, sexual orientation, national origin, marital status, military or veteran status, citizenship, or for exercising any legal rights or otherwise engaging in any protected or concerted activity;

(c)    for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, retaliation, whistleblowing, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, negligence, and any intentional torts;

(d)    for any alleged unpaid wages due, as to which you have considered and agree that there is a good-faith dispute as to whether such wages are due, and, based on this good-faith dispute, you release and waive any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement; and

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(e)    for any remedies available at law or in equity, including damages, penalties, restitution, liens, injunctive relief, or the recovery of attorneys’ fees, costs, or expert witness fees.

The only claims that you are not releasing under this Severance Agreement are (i) claims for payment under this Severance Agreement, (ii) claims for vested benefits (including rights under equity awards), (iii) rights to coverage under indemnification agreements or policies or directors and officers liability insurance and (iv) claims you may have for violation of any federal, state or local law that, by operation of law, are not waivable, including but not limited to unemployment, state disability, and California Labor Code Section 2802. With regard to Labor Code Section 2802 or similar law of any other state, you represent and warrant that you have been reimbursed all business expenses and other expenditures incurred in direct consequence of your duties for the Company.

This release of claims does not prevent you or the Company or any Releasee from seeking a binding determination as to the validity of this Agreement or bringing an action in arbitration to enforce this Agreement.

7.Waiver of Unknown Claims. You expressly waive any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or similar law of any other state, and consent that this Severance Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any. Section 1542 of the Civil Code states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You acknowledge that you may later discover claims or facts in addition to or different to those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Severance Agreement, may have materially affected this settlement. Nevertheless, you waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8.Covenant Not to Sue. As to any claim released under the Releases, you specifically agree and acknowledge that: (a) such claims, including those you have or might have pertaining to your employment with any Releasee, or separation of employment from any Releasee, or pertaining to any Releasee’s employment practices arising under any municipal, state, or federal law, are completely released; and (b) you have not filed or initiated any pending complaints, charges, claims, or causes of action against any Releasee with any municipal, state, or federal government agency or court directly or indirectly related to your employment with Company. You agree not to reargue, reinstitute, refile, appeal, renew, or seek reconsideration or any kind of judicial review of any of the claims released under this Agreement in any court or

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other legal forum whatsoever, nor shall any other court actions, suits, appeals or other legal proceedings of any type be pursued or filed that are connected in any fashion to your employment with the Company or to your separation from employment. For the sake of clarity, this covenant not to sue does not prevent you from seeking a binding determination as to the validity of this Agreement or from engaging in any protected activity described in Paragraph 9, nor does it cover any claim not released under the Releases.

9.Protected Activity. Nothing in this Agreement shall be construed to prohibit you from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, or providing information to or otherwise assisting the Equal Opportunity Employment Commission, Department of Fair Employment and Housing, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). By signing this Agreement you agree to waive your right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits your right to receive an award for information you provide to any Government Agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company. Should any charge or action be filed on your behalf involving claims released by the Releases, you agree to promptly inform the relevant agency, court, or arbitral forum that any individual claims you might otherwise have had have been released.

10.No Admission of Liability. Neither this Agreement, nor anything contained in it, shall constitute or shall be used or construed as an admission or as evidence of any liability or wrongdoing. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce this Agreement or to defend against any claim relating to the subject matter of the release contained herein or as required by court order, subpoena or other legal process, and such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

11.Confidentiality. You will not, without compulsion of legal process, disclose to others, either directly, indirectly or by implication, the amounts referred to in this Agreement (either by specific dollar amount, by number of “figures”, or otherwise), or the fact of the payment of said amounts, except that you may disclose such information to your spouse, accountants, attorneys or other professional advisors to effect the purposes for which they have been consulted, where disclosure is required by law or where disclosure constitutes protected activity described in Paragraph 9. You specifically agree that your obligation to maintain the confidentiality of this Agreement is a material term of this Agreement.

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12.Non-Solicitation of Employees. You agree not to interfere with the Company’s business by soliciting, or causing or encouraging another person to solicit, any employee of the Company to terminate or cease his or her employment with the Company for a period from the Separation Date through twelve (12) months after either your Separation Date or the Effective Date of the Supplemental Release, whichever is later.

13.Governing Law and Venue. The rights and obligations of you and the Company will be construed and enforced in accordance with, and will be governed by, the laws of the State of California, without regard to principles of conflict of laws. Any dispute or claim arising out of or in connection with this Agreement or relating in any way to your employment, including any dispute regarding the enforceability, interpretation, construction or breach of this Agreement, will be resolved exclusively by binding arbitration in accordance with the then-applicable JAMS rules, policies, and/or procedures for employment-related disputes provided, however, that any claims, which by law may not be submitted to arbitration are not covered by this arbitration provision. This means that both you and the Company give up the right to have any dispute decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. Furthermore, any such dispute or claim shall be brought in an individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding except where applicable law prohibits a class or collective action waiver. A copy of the JAMS Employment Arbitration Rules and Procedures can be found online at www.jamsadr.com/rules-employment-arbitration/. There will be one arbitrator appointed in accordance with said rules. The arbitrator will conduct any arbitration consistent with the rules. The arbitrator will have the authority to determine the arbitrability of any dispute between the parties. The arbitrator will have the authority to award attorneys’ fees to the prevailing party pursuant to statute or this Agreement as described below in Paragraph 24. If there is a dispute as to who is the prevailing party in the arbitration, the arbitrator will decide this issue.

14.Confidentiality Agreement. You acknowledge that you signed an Employee Confidential Information and Invention Assignment Agreement (“CIIA”) in connection with your employment with the Company, and that your obligations to protect the Company’s confidential and proprietary information, and prevent the disclosure of any such information in your possession, are continuing and survive the termination of your employment with the Company. You understand that the Company may not hold you criminally or civilly liable under any Federal or State trade secret law or any agreement for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.

15.Neutral Reference. The Company agrees that if it is asked for a reference, it will respond that pursuant to Company policy, the Company can only provide your name, your position, the dates of your employment and, with written authorization from you, your salary and

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will provide only such information in response to a request for a reference. Such inquiries should be directed to HR Answer at 650-522-5511 or e-mail HR.Answer@gilead.com.

16.Cooperation. You agree to provide reasonable information when requested by the Company about subjects you worked on during your employment. You further agree to cooperate fully with the Company to facilitate an orderly transition of your job responsibilities to person(s) designated by the Company, and in connection with any claim, investigation or litigation in which the Company deems that your cooperation is needed. Nothing in this Agreement shall require you to act in an unlawful manner. You agree that the Severance Pay Benefit you receive pursuant to this Agreement is intended to fully compensate you for any services you perform pursuant to this Paragraph, and will be in lieu of any fee or other compensation you might otherwise receive for your services.

17.Non-Disparagement; No Cooperation. Other than in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local governmental agency or commission, under a valid subpoena or court order to do so, or when constituting protected activity described in Paragraph 9, you will not criticize, denigrate, or otherwise disparage the Company, or any other Releasee, or any of their products, processes, policies, practices, standards of business conduct, or areas of research, or counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Releasee. The Company agrees to instruct its Chief Executive Officer, Daniel O’Day, not to criticize, denigrate, or otherwise disparage you.

18.Integration and Amendment. This Agreement, including the Releases, the Award Agreements and the Plans, collectively, constitute and contain the entire agreement and understanding between the parties concerning the subject matters specifically addressed herein, including but not limited to eligibility for and payment of severance or separation benefits, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral. This Agreement, however, does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Agreement, and any other agreements regarding intellectual property, invention assignment and confidentiality, including but not limited to any confidentiality agreements previously signed by you. Any CIIA is herein incorporated by reference and remain fully enforceable as part of this integrated document. Except for any changes that the Company may make with respect to Section 409A as set forth in Paragraph 23 of this Severance Agreement, this Agreement can only be changed or modified by another written agreement signed by you and the Company’s Executive Vice President, Human Resources.

19.Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation will not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.

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20.Execution and Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, PDF, and facsimiled copies of signed counterparts may be used in lieu of the originals for any purpose.

21.Knowing and Voluntary Agreement. You expressly recognize and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date you execute this Agreement. By your signature below, you understand and agree that:

(a)    To accept this Severance Agreement, you must sign, date, and return this Severance Agreement to the Company’s Executive Vice President of Human Resources at the address set forth below by 5:00 p.m. on June 27, 2019, which is at least twenty-one (21) full calendar days from the Delivery Date. You have twenty-one (21) full calendar days within which to consider this Severance Agreement before executing it. You are free to sign this Severance Agreement in less than 21 days if you wish but you understand that if you take fewer than 21 days to review and sign this Severance Agreement, you knowingly and voluntarily waive your right to review for the full 21-day period. Once you have accepted, signed, and dated, this Severance Agreement, please return it to the Company’s Executive Vice President of Human Resources at the address below:

Katie Watson
Executive Vice President, Human Resources Gilead Sciences, Inc.
333 Lakeside Drive Foster City, CA 94404
Katie.Watson@gilead.com

(b)    Unless more time is required by applicable law or as set forth below, you have seven (7) calendar days within which to revoke this Severance Agreement after it is executed by you (the "Revocation Period"). Any such revocation shall be in writing and shall be sent by certified mail to:

Katie Watson
Executive Vice President, Human Resources Gilead Sciences, Inc.
333 Lakeside Drive Foster City, CA 94404
Your written revocation must be postmarked on or before the end of the seventh (7th) day after you initially signed the Agreement, provided, however, that the expiration of the Revocation Period and deadline to submit your written revocation will be extended to the next business day

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after such Revocation Period expires should the 7th day fall on a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, or if a revocation period longer than seven (7) calendar days is required under applicable law. If you revoke this Severance Agreement and/or the Supplemental Release, your employment termination as of the Separation Date will remain in effect; however, you will not be entitled to the Severance Pay Benefit offered in this Agreement.

(c)    You have carefully read and fully understand all of the provisions of this Agreement and are hereby advised to consult with legal counsel.

(d)    You are, through this Agreement, releasing the Company from any and all claims you may have against the Company consistent with the terms of this Agreement; provided, however, that you understand that rights or claims that may arise after the date of signing are not waived.

(e)    You knowingly and voluntarily agree to all of the terms set forth in this Severance Agreement.

(f)    You knowingly and voluntarily intend to be legally bound by the terms set forth in this Agreement.

(g)    If you revoke either of the Releases, the provisions of Paragraph 2 of this Severance Agreement shall not be effective or enforceable. Regardless of whether you revoke the Releases in the time periods specified therein, the Severance Agreement as it relates to all matters other than the Releases shall become effective on the date you sign it.

22.Return of Property. On or before the Separation Date, and as a condition precedent to your receipt of the Severance Pay Benefit, you will return to the Company any and all Company property, including, but not limited to, documents (in whatever paper or electronic form they exist), things relating to the business of the Company or containing confidential information and all intellectual, electronic and physical property belonging to the Company that is in your possession or control, including but not limited to any Company computer, laptop, cell phone, tablet, office keys, credit card, entry cards, and identification badges.

23.Deferred Compensation Tax Consequences. All payments and benefits described in this Agreement are intended to comply with the requirements of Section 409A or an exemption therefrom; provided, however, that the Company does not warrant or guarantee such compliance. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. You shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. In the event that any change to this Agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), the parties shall cooperate and use reasonable efforts to modify the terms of this Agreement to comply with Section 409A while preserving the economic benefits hereunder to the extent possible. Furthermore, neither the Company nor its counsel has made any representations

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regarding the taxability of the monetary consideration to be made by the Company pursuant to this Agreement. You understand and expressly agree that in the event any income or other taxes, including any interest and/or penalties, are determined to be owed by you on any portion of the payments made hereunder, you are solely responsible for the payment of such amounts, and you agree that you shall fully indemnify the Company for any taxes, penalties, interests, fees, costs and other damages incurred or paid by the Company related to the taxability of the payments made hereunder. Company agrees to notify you within a reasonable time period regarding any payments sought from it for such alleged taxes, penalties, interest, fees, costs and/or other damages related to the taxability of payments made by it pursuant to this Agreement so that you will have a reasonable opportunity to defend against such claims.

24.Attorneys’ Fees and Costs. In the event that either the Company or you bring an action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the cost of arbitration and all reasonable attorneys’ fees incurred in connection with such an action.

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To accept these terms, please sign and date below and return this Agreement as set forth above. The offer of this Agreement shall expire at 5:00 p.m. on June 27, 2019, which is at least the twenty-first (21st) calendar day after the Delivery Date.

Sincerely,

/s/ Katie Watson
Name: Katie Watson
Title: EVP, Human Resources

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
I have read and understood the foregoing Severance and General Release Agreement, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the Severance Pay Benefit described above, and hereby execute this Severance and General Release Agreement voluntarily and with full understanding of its consequences.

/s/ Laura Hamill
Laura Hamill    Date

Attachment A

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release (this “Supplemental Release”), is made between Laura Hamill (“Hamill”) and Gilead Sciences, Inc. (“Gilead”) pursuant to the Severance and General Release Agreement by and between Hamill and Gilead (the “Severance Agreement”), and is effective on the Effective Date set forth in Paragraph 2 of this Supplemental Release.

1.	Hamill’s Release of Claims.

(a)    General Release. In consideration of the promises and commitments undertaken by Gilead in the Severance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Hamill hereby acknowledges, Hamill hereby releases, discharges, and covenants not to sue Gilead, including its parents, subsidiaries, affiliates, partners, trustees, members, owners, labor contractors, staffing agencies, and related companies, and all of its and their respective past and present employees, directors, officers, shareholders, attorneys, representatives, insurers, agents, successors, predecessors and assignees, (individually and collectively the “Releasees”) with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), and each of them, whether known or unknown, from the beginning of time up to and including the date Hamill executes this Supplemental Release. Hamill and Gilead intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically by way of description, but not by way of limitation, any and all claims:

(i)    arising out of or in any way related to Hamill’s employment with Gilead or any Releasee, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1973, the Rehabilitation Act of 1973, 42
U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, the Pregnancy Disability Leave law, the Family and Medical Leave Act, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the Employee Retirement Income Security Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, the Health Insurance Portability and Accountability Act of 1996, the National Labor Relations Act of 1935, the Fair Labor Standards Act, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission, the California Business and

Professionals Code, and any similar laws or regulations of any state, local, or federal governmental entity;

(ii)    arising out of or in any way related to any federal, state, or local law prohibiting bullying, harassment, retaliation, wrongful termination, or discrimination on any basis, including on the basis of age, sex, gender, race, color, religion, disability, medical condition, genetic information, pregnancy, sexual orientation, national origin, marital status, military or veteran status, citizenship, or for exercising any legal rights or otherwise engaging in any protected or concerted activity;

(iii)    for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, retaliation, whistleblowing, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, negligence, and any intentional torts;

(iv)    for any alleged unpaid wages due, as to which Hamill has considered and agree that there is a good-faith dispute as to whether such wages are due, and, based on this good-faith dispute, Hamill releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in the Severance Agreement; and

(v)    for any remedies available at law or in equity, including damages, penalties, restitution, liens, injunctive relief, or the recovery of attorneys’ fees, costs, or expert witness fees.

The only claims that Hamill is not releasing under this Supplemental Release are (i) claims for payment under the Severance Agreement, (ii) claims for vested benefits (including rights under equity awards), (iii) rights to coverage under indemnification agreements or policies or directors and officers liability insurance and (iv) claims Hamill may have for violation of any federal, state or local law that, by operation of law, are not waivable, including but not limited to unemployment, state disability, and California Labor Code Section 2802. With regard to Labor Code Section 2802 or similar law of any other state, Hamill represents and warrants that Hamill has been reimbursed all business expenses and other expenditures incurred in direct consequence of Hamill’s duties for Gilead.

This Supplemental Release does not prevent Hamill or Gilead or any Releasee from seeking a binding determination as to the validity of this Supplemental Release or the Severance Agreement or bringing an action in arbitration to enforce this Supplemental Release or the Severance Agreement.

(b)    Waiver of Unknown Claims. Hamill expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or similar law of any other state, and consents that this Supplemental Release and the Severance Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any. Section 1542 of the Civil Code states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Hamill acknowledges that Hamill may later discover claims or facts in addition to or different to those which Hamill now knows or believes to exist with respect to the subject matter of this Supplemental Release and the Severance Agreement and which, if known or suspected at the time of executing this Supplemental Release, may have materially affected this settlement.
Nevertheless, Hamill waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

(c)    Covenant Not to Sue. As to any claim released under the Releases, Hamill specifically agrees and acknowledges that: (a) such claims, including those Hamill has or might have pertaining to Hamill’s employment with any Releasee, or separation of employment from any Releasee, or pertaining to any Releasee’s employment practices arising under any municipal, state, or federal law, are completely released; and (b) Hamill has not filed or initiated any pending complaints, charges, claims, or causes of action against any Releasee with any municipal, state, or federal government agency or court directly or indirectly related to Hamill’s employment with Gilead. Hamill agrees not to reargue, reinstitute, refile, appeal, renew, or seek reconsideration or any kind of judicial review of any of the claims released under this Agreement in any court or other legal forum whatsoever, nor shall any other court actions, suits, appeals or other legal proceedings of any type be pursued or filed that are connected in any fashion to Hamill’s employment with Gilead or to Hamill’s separation from employment. For the sake of clarity, this covenant not to sue does not prevent Hamill from seeking a binding determination as to the validity of this Supplemental Release or from engaging in any protected activity described in Paragraph 1(d), nor does it cover any claim not released under this Supplemental Release.

(d)    Protected Activity. Nothing in this Agreement shall be construed to prohibit Hamill from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, or providing information to or otherwise assisting the Equal Opportunity Employment Commission, Department of Fair Employment and Housing, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). By signing this Agreement Hamill agrees to waive Hamill’s right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits Hamill’s right to receive an award for information Hamill provide to any Government Agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Hamill further understands that this Agreement does not limit Hamill’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to Gilead. Should any charge or action be filed on Hamill’s behalf involving claims released by the Releases, Hamill agrees to promptly inform the relevant agency, court, or arbitral forum that any individual claims Hamill might otherwise have had have been released.

(e)    Knowing and Voluntary Agreement. Hamill expressly recognizes and agrees that, by entering into this Agreement, Hamill is waiving any and all rights or claims that Hamill may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date Hamill executes this Agreement.

2.	Revocation and Effective Date.

(a)    Hamill acknowledges that Hamill has carefully read and fully understands all of the provisions of this Supplemental Release and is hereby advised to consult with legal counsel. Hamill acknowledges that Hamill has twenty-one (21) full calendar days within which to consider this Supplemental Release before executing it. Hamill is free to sign this Supplemental Release in less than 21 day, but should Hamill take fewer than 21 days to review and sign this Supplemental Release, Hamill knowingly and voluntarily waives Hamill’s right to review for the full 21-day period. Hamill further acknowledges that unless more time is required by applicable law or as set forth below, Hamill has seven (7) calendar days within which to revoke this Supplemental Release after it is executed by Hamill (the "Revocation Period"). Any such revocation shall be in writing and shall be sent by certified mail to:

Katie Watson
Executive Vice President, Human Resources Gilead Sciences, Inc.
333 Lakeside Drive Foster City, CA 94404
Hamill’s written revocation must be postmarked on or before the end of the seventh (7th) day after Hamill initially signed the Supplemental Release, provided, however, that the expiration of the Revocation Period and deadline to submit the written revocation will be extended to the next business day after such Revocation Period expires should the 7th day fall on a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, or if a revocation period longer than seven (7) calendar days is required under applicable law. If Hamill revoke this Supplemental Release, Hamill will not be entitled to the Severance Pay Benefit (as defined in the Severance Agreement). If Hamill does not revoke this Supplemental Release in the time specified above, the Supplemental Release shall become effective once the Revocation Period expires (the “Effective Date”).

(b)    This Supplemental Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, PDF, and facsimiled copies of signed counterparts may be used in lieu of the originals for any purpose.

(c)    This Supplemental Release was entered into in California and the rights and obligations of Hamill and Gilead will be construed and enforced in accordance with, and will be governed by, the laws of the State of California, without regard to principles of conflict of laws.

Integration.

This Supplemental Release shall constitute a part of the Severance Agreement entered into by and between Gilead and Hamill, which collectively constitute and contain the entire agreement and understanding between the parties concerning the subject matters specifically addressed herein, including but not limited to eligibility for and payment of severance or separation benefits, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral. Except as otherwise set forth in this Supplemental Release, this Supplemental Release shall be governed by the terms and conditions of the Severance Agreement.

I have read and understood the foregoing Supplemental Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Supplemental Release voluntarily and with full understanding of its consequences.

EXECUTED this     day of     , 2019, at     .

Laura Hamill
EXECUTED this     day of     2019, at Foster City, California. Gilead Sciences, Inc.

By:	Katie Watson
Executive Vice President, Human Resources